                                                        Exhibit 8
                                                        CECo Holding Company
                                                        Form S-4
                                                        File No. 33-



                                SIDLEY & AUSTIN
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

Los Angeles               One First National Plaza                London
   ----                   Chicago, Illinois 60603                  ----
 New York                Telephone  312:  853-7000               Singapore
   ----                       Telex  25-4364                       ----
Washington, D.C.         Facsimile  312:  853-7036                 Tokyo

                                  Founded 1866


 (312) 853-2227


                               January 28, 1994


Commonwealth Edison Company
10 South Dearborn Street
Post Office Box 767
Chicago, Illinois  60690-0767

Gentlemen:

          We are counsel to Commonwealth Edison Company, an Illinois corporation ("Edison"). We have been requested by Edison to render this opinion in connection with a proposed corporate restructuring (the "Merger") in which Edison will become a subsidiary of a new holding company currently named CECo Holding Company ("Holding Company"), with the current holders of the outstanding shares of Edison Common Stock becoming the holders of all the outstanding shares of common stock of Holding Company.

          Edison has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 28, 1994, and a Supplemental Agreement, dated as of January 28, 1994, pursuant to which CECo Merging Corporation ("Merging Corp."), a newly organized Illinois corporation which is a wholly-owned subsidiary of Holding Company, will be merged into Edison. As a result of the Merger, each share of Edison Common Stock will be converted into one share of Holding Company Common Stock and Edison will become a subsidiary of Holding Company. The proposed transaction, the Merger Agreement and the Supplemental Agreement are more fully described in the Registration Statement on Form S-4 to be filed by Holding Company with the Securities and Exchange Commission on January 31, 1994, pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). Defined terms not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

          Based upon our review of the Registration Statement, the Merger Agreement, the Supplemental Agreement and such other documents as we have deemed necessary and upon certain representations made by Edison, we are of the opinion that, assuming the Merger and all other events occur as contemplated in the Registration Statement, under the Federal income tax law in effect on the date hereof:
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Commonwealth Edison Company
January 28, 1994
Page 2

          1) no gain or loss will be recognized by non-dissenting holders of Edison Common Stock upon the conversion of Edison Common Stock into Holding Company Common Stock in the Merger;

               2) no gain or loss will be recognized by non-dissenting holders of Edison Preferred Stock or Edison Preference Stock as a result of the Merger;

               3) the basis of the Holding Company Common Stock deemed received in the Merger by non-dissenting holders of Edison Common Stock will be the same as the basis of the Edison Common Stock converted into such Holding Company Common Stock in the Merger;

               4) the holding period of Holding Company Common Stock deemed received in the Merger by non-dissenting holders of Edison Common Stock will include the period during which they held the Edison Common Stock converted into such Holding Company Common Stock in the Merger, provided such Edison Common Stock is held as a capital asset by such holders at the effective time of the Merger; and

               5) no gain or loss will be recognized by Holding Company or Edison as a result of the Merger.

                                    Very truly yours,



                                    SIDLEY & AUSTIN